Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 18, 2025
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended June 30, 2025, consolidated net income was $5,588,000, or $0.67 per diluted share (EPS), as compared to $5,297,000, or $0.64 EPS, for the prior quarter and $5,889,000, or $0.71 EPS, for the same period a year ago. Consolidated net income for the six months ended June 30, 2025 was $10,885,000, or $1.31 EPS, compared to $11,616,000 or $1.41 EPS for the same period of 2024.

The increase in second quarter net income compared to the prior quarter was the result of loan growth, a rise in the yield of the loan portfolio, and the corresponding increase in interest income. The QTD and YTD decreases compared to the same periods of 2024 were related to an increase in deposit interest expense and general operating expenses.

Net interest income for the three-months ended June 30, 2025 was $18,154,000, compared to $17,807,000 in the prior quarter, and $17,292,000 in the same period a year ago. The increase in net interest income over the prior periods is attributed to an increase in average earning asset balances and loan yields. Gross loans grew by $18,903,000 and $39,820,000 during the second quarter and prior twelve months, respectively, while loans yields continue to trend upward. The cost of funds increased throughout 2024, but began to decline during the first six months of 2025, ending at 0.77% during the second quarter of 2025, as compared to 0.79% for the prior quarter, and 0.73% for the same period of 2024. Net interest margin for the three months ended June 30, 2025 was 4.11%, compared to 4.09% for the prior quarter and 4.11% for the same period last year.

"Our solid earnings results reflect our steady and cautious approach to managing our business. The increase in net interest income due to loan growth and stable interest margins demonstrates our ability to navigate changing market conditions. Our commitment to relationship-based deposit growth remains strong, enabling us to maintain a competitive lending strategy and manage profitability,” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income was $1,703,000 for the three-months ended June 30, 2025, compared to $1,613,000 for the prior quarter and $1,760,000 for the same period last year. The increase over the prior period was mainly due to fair value adjustments on a limited partner equity investment and increased production from our investment advisory service and related fee income. The decrease compared to the same period a year ago was the result of the same investment advisory service fee income.

Non-interest expense totaled $12,688,000 for the three-months ended June 30, 2025, compared to $12,624,000 in the prior quarter and $11,616,000 in the same quarter a year ago. The increases compared to prior periods are due to general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.92 billion at June 30, 2025, a decrease of $3.5 million from March 31, 2025 and an increase of $80.4 million over June 30, 2024. Gross loans were $1.11 billion at June 30, 2025, an increase of $18.9 million over March 31, 2025 and $39.8 million over June 30, 2024. The Company’s total deposits were $1.71 billion as of June 30, 2025, a decrease of $2.4 million from March 31, 2025 and an increase of $66.5 million over June 30, 2024. Our liquidity position remains strong, as evidenced by $198.9 million in cash and cash equivalents balances at June 30, 2025.

“We are pleased with the continued expansion of our loan portfolio and the overall strength of our balance sheet. While deposits declined marginally from the previous quarter, our year-over-year deposit trajectory remains on an upward trend,” stated Chris Courtney, CEO. “Our growth is a testament to the unwavering dedication and collaboration of our team members. Their commitment to providing outstanding service to our clients has been instrumental in driving our steady growth and ability to exceed client expectations.”

Non-performing assets (“NPA”) remained at zero as of June 30, 2025, as they were for all of 2025 and 2024. The allowance for credit losses (“ACL”) as a percentage of gross loans decreased slightly to 1.03% at June 30, 2025, compared to 1.05% at March 31, 2025 and 1.04% at June 30, 2024. The decrease in the ACL as a percentage of gross loans from the prior periods is mainly due to the growth in the loan portfolio. Management has performed a thorough analysis of credit risk as part of the CECL model’s ACL computation, concluding that the credit loss reserves relative to gross loans remains at acceptable levels, and credit quality remains stable. As a result, the Company did not record a provision for credit losses during the second quarter.

The Board of Directors of Oak Valley Bancorp at their July 15, 2025, meeting declared the payment of a cash dividend of $0.30 per share of common stock to its shareholders of record at the close of business on July 28, 2025. The payment date will be August 8, 2025 and will amount to approximately $2,515,000. This is the second dividend payment made by the Company in 2025.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The company will open its 19th branch location later this year in Lodi.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

Selected Quarterly Operating Data:	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
($ in thousands, except per share)	2025	2025	2024	2024	2024

Net interest income	$18,154	$17,807	$17,846	$17,655	$17,292
(Reversal of) provision for credit losses	-	-	-	(1,620)	-
Non-interest income	1,703	1,613	1,430	1,846	1,760
Non-interest expense	12,688	12,624	11,548	11,324	11,616
Net income before income taxes	7,169	6,796	7,728	9,797	7,436
Provision for income taxes	1,581	1,499	1,720	2,473	1,547
Net income	$5,588	$5,297	$6,008	$7,324	$5,889

Earnings per common share - basic	$0.68	$0.64	$0.73	$0.89	$0.72
Earnings per common share - diluted	$0.67	$0.64	$0.73	$0.89	$0.71
Dividends paid per common share	$-	$0.300	$-	$0.225	$-
Return on average common equity	12.21%	11.58%	12.86%	16.54%	14.19%
Return on average assets	1.18%	1.13%	1.25%	1.56%	1.30%
Net interest margin (1)	4.11%	4.09%	4.00%	4.04%	4.11%
Efficiency ratio (2)	63.90%	65.01%	59.91%	58.07%	60.97%

Capital - Period End
Book value per common share	$22.17	$21.89	$21.95	$22.18	$20.55

Credit Quality - Period End
Nonperforming assets / total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Credit loss reserve / gross loans	1.03%	1.05%	1.04%	1.07%	1.04%

Balance Sheet - Period End (in thousands)
Total assets	$1,920,909	$1,924,365	$1,900,604	$1,900,455	$1,840,521
Gross loans	1,109,856	1,090,953	1,106,535	1,075,138	1,070,036
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	11,430	11,448	11,460	11,479	11,121
Deposits	1,711,241	1,713,592	1,695,690	1,690,301	1,644,748
Common equity	185,805	183,520	183,436	185,393	171,799

Balance Sheet - Average (in thousands)
Average assets	$1,903,741	$1,903,585	$1,909,691	$1,863,983	$1,814,643
Average earning assets	1,818,430	1,814,338	1,819,649	1,780,056	1,737,270
Average equity	183,612	185,592	185,345	175,693	166,429

Non-Financial Data
Full-time equivalent staff	231	225	223	222	223
Number of banking offices	18	18	18	18	18

Common Shares outstanding
Period end	8,382,062	8,382,062	8,357,211	8,358,711	8,359,556
Period average - basic	8,245,147	8,231,844	8,224,504	8,221,475	8,219,699
Period average - diluted	8,285,299	8,278,301	8,278,427	8,263,790	8,248,295

Market Ratios
Stock Price	$27.24	$24.96	$29.25	$26.57	$24.97
Price/Earnings	10.02	9.56	10.09	7.52	8.69
Price/Book	1.23	1.14	1.33	1.20	1.22

(1)	This is a non-GAAP measure because its computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	This ratio was changed to GAAP basis as of the quarter ended December 31, 2024, and all prior periods have been restated accordingly.

Profitability	SIX MONTHS ENDED JUNE 30,
($ in thousands, except per share)	2025	2024

Net interest income	$35,961	$34,533
(Reversal of) provision for credit losses	-	-
Non-interest income	3,316	3,279
Non-interest expense	25,312	23,145
Net income before income taxes	13,965	14,667
Provision for income taxes	3,080	3,051
Net income	$10,885	$11,616

Earnings per share - basic	$1.32	$1.41
Earnings per share - diluted	$1.31	$1.41
Dividends paid per share	$0.30	$0.225
Return on average equity	11.89%	14.03%
Return on average assets	1.15%	1.28%
Net interest margin (1)	4.10%	4.10%
Efficiency ratio (2)	64.44%	59.36%

Capital - Period End
Book value per share	$22.17	$20.55

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Credit loss reserve/ gross loans	1.03%	1.04%

Balance Sheet - Period End (in thousands)
Total assets	$1,920,909	$1,840,521
Gross loans	1,109,856	1,070,036
Nonperforming assets	-	-
Allowance for credit losses	11,430	11,121
Deposits	1,711,241	1,644,748
Stockholders' equity	185,805	171,799

Balance Sheet - Average (in thousands)
Average assets	$1,903,663	$1,819,426
Average earning assets	1,816,395	1,740,898
Average equity	184,596	166,071

Non-Financial Data
Full-time equivalent staff	231	223
Number of banking offices	18	18

Common Shares outstanding
Period end	8,382,062	8,359,556
Period average - basic	8,238,532	8,214,658
Period average - diluted	8,281,819	8,246,472

Market Ratios
Stock Price	$27.24	$24.97
Price/Earnings	10.22	8.81
Price/Book	1.23	1.22

(1)	This is a non-GAAP measure because its computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	This ratio was changed to GAAP basis as of the year ended December 31, 2024, and the prior period has been restated accordingly.